EX. 77I: Terms of New Securities
Effective August 29, 2008, the Goldman Sachs Satellite Strategies Portfolio commenced offering Service Shares.

The terms of the Service Shares for the Goldman Sachs Satellite Strategies Portfolio are described in Post-Effective Amendment No. 206 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on August 27, 2008 (Accession No. 0000950123-08-010200). Amendment No. 50 to the Trusts Agreement and Declaration of Trust, dated August 14, 2008, which established Service Shares for the Goldman Sachs Satellite Strategies Portfolio, is incorporated herein by reference to Exhibit (a)(51) to Post-Effective Amendment No. 206 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on August 27, 2008 (Accession No.0000950123-08-010200).